UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2010

CALPINE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-12079	77-0212977
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

717 Texas Avenue, Suite 1000, Houston, Texas 77002

(Addresses of principal executive offices and zip codes)

Registrant’s telephone number, including area code: (713) 830-8775

Not applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

ITEM 1.01 — ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
ITEM 9.01 — FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURES
EXHIBIT INDEX

ITEM 1.01	— ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 2, 2010, Calpine Corporation and its indirect wholly owned subsidiaries, Riverside Energy Center, LLC and Calpine Development Holdings, Inc. (the “Sellers”), reached an agreement with Public Service Company of Colorado (“PSCo”), a Colorado corporation and a wholly owned subsidiary of Xcel Energy Inc., to sell 100% of the interests in Rocky Mountain Energy Center, LLC, (“Rocky Mountain Energy Center”) and Blue Spruce Energy Center, LLC, (“Blue Spruce Energy Center”) for $739 million, subject to certain working capital adjustments upon closing. The sale is expected to close in December 2010.

The Rocky Mountain Energy Center is a 621 MW combined-cycle, natural gas-fired power plant, located in Keenesburg, CO that began commercial operations in 2004. The Blue Spruce Energy Center is a 310 MW simple-cycle, natural gas-fired power plant, located in Aurora, CO that began commercial operations in 2003. Both power plants currently provide power and capacity to PSCo under power purchase agreements, which are set to expire in 2013 and 2014. Under the agreement, the Sellers will use commercially reasonable efforts to cause Rocky Mountain Energy Center and Blue Spruce Energy Center to continue to operate and maintain the above power plants in the ordinary course through closing of the sale.

The sale is subject to customary closing conditions including approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and by the Federal Energy Regulatory Commission and the Colorado Public Service Commission (“CPUC”). The agreement is subject to termination if the closing does not occur on or before the date the 270th day after the later of the filing of the application for CPUC approval and the filing of the application for Federal Energy Regulatory Commission approval as well as certain other customary early termination provisions.

See additional information in the Press Release furnished as exhibit 99.1.

ITEM 9.01	— FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Exhibit No.	Description

99.1	Calpine Corporation Press Release dated April 5, 2010.*

*	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALPINE CORPORATION

	By:	/s/ ZAMIR RAUF

Zamir Rauf
Executive Vice President and
Chief Financial Officer
Date: April 5, 2010

EXHIBIT INDEX

Exhibit No.	Description

99.1	Calpine Corporation Press Release dated April 5, 2010.*

*	Furnished herewith.

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